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                                                               Exhibit 2(k)(iii)

                               UM INVESTMENT TRUST
                          SUB-ADMINISTRATION AGREEMENT


         AGREEMENT made as of the 25th day of February, 2002, by and between Undiscovered Managers, LLC, a Delaware limited liability company, with its principal office and place of business at 700 North Pearl Street, Dallas, Texas 75201 (the "Administrator"), and Forum Administrative Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, UM Investment Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares"); and

         WHEREAS, the Trust intends to offer shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 7, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust intends to offer shares of one or more classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

         WHEREAS, the Administrator desires that Forum perform certain administrative services for each Fund and Class thereof and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Administrator and Forum hereby agree as follows:

         SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

         (a) The Administrator hereby appoints Forum, and Forum hereby agrees, to act as sub-administrator to the Trust for the period and on the terms set forth in this Agreement.

         (b) In connection therewith, the Administrator has delivered to Forum copies of: (i) the Trust's Declaration of Trust and Bylaws (collectively, as amended from time to time, "Trust Documents"); (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"); (iii) the Trust's current offering memoranda of each Fund (collectively, as currently in effect and as amended or supplemented, the "Offering Memorandum"); and (iv) all procedures adopted by the Trust as of the date hereof with respect to the Funds relating to the subject matter of this Agreement (e.g., repurchase agreement procedures), including any procedures adopted as of the date hereof with


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respect to the Funds by the Administrator ("Trust Procedures"), and shall promptly furnish Forum with all amendments of or supplements to the foregoing. The Administrator shall deliver to Forum a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.

         SECTION 2.  DUTIES OF FORUM

         (a) Subject to the direction and control of the Administrator, Forum shall manage all aspects of the Trust's operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Administrator.

         (b) Without limiting the generality of Section 2(a), with respect to the Administrator or each Fund, as applicable, and in accordance with the Trust Procedures, the Offering Memorandum, the 1940 Act and all other applicable federal and state securities laws and regulations, Forum shall:

         (i) at the Administrator's expense, provide the Trust with, or arrange for the provision of, the services of persons competent to perform such legal, administrative and clerical functions not otherwise described in this Section 2(b) as are necessary to provide effective operation of the Trust;

         (ii) oversee (A) the preparation and maintenance by the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law;
         (B) the reconciliation of account information and balances among the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant; (C) the transmission of purchase and redemption orders for Shares; and (D) the performance of fund accounting, including the calculation of the net asset value of the Shares;

         (iii) oversee the performance of administrative and professional services rendered to the Trust by others, including its adviser, sub-adviser, distributor, custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Funds and report to the Board on the performance of such organizations;

         (iv) provide the Trust with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Trust;

         (v) with the cooperation of the Trust's investment advisers, the officers of the Trust and other relevant parties, prepare and disseminate materials, including notices of meetings, agenda, memoranda, resolutions and background material, for meetings of the



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         Board (including, without limitation, 10f-3, 17a-7, 17e-1 reports), as applicable, including a general report to the Board covering the Trust's operations;

         (vi) file or oversee the filing of each document required to be filed by the Trust in either written or, if required, electronic format (e.g., electronic data gathering analysis and retrieval system or "EDGAR") with the SEC;

         (vii) assist in and oversee the preparation, filing and printing and the periodic updating of the Registration Statement and each Offering Memorandum, including supplements thereto;

         (viii) assist in and oversee the preparation and printing of proxy and information statements and related communications to shareholders;

         (ix) assist the Trust's investment advisers and other appropriate persons with respect to regulatory compliance matters including, without limitation, monitoring and developing compliance procedures for the Funds of the Trust relating to compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable law and regulations;

         (x) prepare, file and maintain the Trust Documents and minutes of meetings of the Board, Board committees and shareholders (including in compliance with Rules 31a-1(b)(4) and 31a-1(b)(9)(ii) under the 1940
         Act);

         (xi) maintain the Trust's existence and good standing under applicable state law;

         (xii) monitor sales of Shares, ensure that notices of the sale of Shares on Form D are properly filed with the SEC and States, or prepare such notice filings with respect to, the Shares with the SEC and the various State and other securities commissions;

         (xiii) advise the Trust and the Board on matters concerning the Trust and its affairs;

         (xiv) assist the Trust in the selection of other service providers, such as independent accountants, law firms and proxy solicitors;

         (xv) calculate, review and account for Fund expenses (including advisory fees and waivers) and report on Fund expenses on a periodic basis;

         (xvi) authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

         (xvii) prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

         (xviii) prepare financial statement expense information;



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         (xix) request any necessary information from the Trust's transfer agent, fund accountant, investment advisers and distributor in order to prepare, and prepare, the Trust's Form N-SAR twice a year and any required financial data schedules;

         (xx) file the Funds' annual and semi-annual financial statements with the SEC or ensure that the Funds' financial statements are filed with the SEC and oversee the distribution of the financial statements to shareholders;

         (xxi) produce quarterly compliance reports for the Board;

         (xxii) calculate data with respect to yields, dividend yields, distribution rates and total returns for dissemination to information services covering the investment company industry, for advertising and sales literature of the Trust and other appropriate purposes;

         (xxiii) as instructed by the Administrator and if applicable, report Fund data to investment company industry survey companies (e.g., Lipper, Inc.);

         (xxiv) maintain applicable CUSIP, ticker, news media and tax identification number listings;

         (xxv) report applicable data to rating agencies (such as Standard & Poors) that rate a Fund;

         (xxvi) supervise the declaration of dividends and other distributions to shareholders and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

         (xxvii) prepare Federal income and excise tax workpapers and provisions;

         (xxviii) prepare and, if requested by the Administrator, execute (on behalf of the Trust) and file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Administrator and Forum;

         (xxix) calculate required Fund distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") and avoid, if applicable, Federal excise tax;

         (xxx) perform other tax compliance and related reporting (limited to calculation of Code Section 851(b) "good income" and "diversification" testing, reporting the tax status of distributions and preparing year-end Federal tax notice data);

         (xxxi) prepare financial statement tax provisions (limited to sixty
         (60) day shareholder tax notices disclosure, tax related footnotes and Statement of Position 95-3 ("ROCSOP") adjustments);



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         (xxxii) calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions);

         (xxxiii) perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards; and

         (xxxiv) provide a summary of its review of all advertising and sales literature for the Funds to the Adviser three business days after any routine advertising or sales literature is proposed and received by Forum's compliance department (five business days after any extraordinary advertising or sales literature is proposed and received);

         (xxxv) provide a summary of its review of all Offering Memorandum and Registration Statements prepared by a Fund five business days after any such Offering Memorandum or Registration Statement is proposed and received by Forum's compliance department;

         (xxxvi) if requested by the Administrator, assist the Administrator and any placement agent for the Trust in performing under any active solicitation agent, placement agent or other similar agreements related to the distribution or servicing of the Funds with broker-dealers and other financial intermediaries ("Dealers");

         (xxxvii) if applicable, maintain membership with the National Securities Clearing Trust ("NSCC") with respect to the Funds so as to enable the Shares to be traded through FundSERV and negotiate and execute appropriate agreements related thereto with NSCC;

         (xxxviii) pay to Dealers (on behalf of and as an expense of the Trust) or direct the Funds' transfer agent to pay to Dealers front-end commissions (if not deducted from the offering price by a Dealer), other up-front payments with respect to the sale of Shares (for instance, payments with respect to the sale of Shares that have back-end commissions), distribution, service payments and other payments as may be properly disclosed in a Fund's Offering Memorandum (collectively, "Dealer Distribution Payments");

         (xxxix) obtain from attorneys employed by Forum or its affiliates the legal services identified in Appendix C hereto if not otherwise provided by outside vendors; and

         (xxxx) perform such other record keeping, reporting and other tasks as may be specified from time to time by the Administrator.

         (c) Forum shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

         (d) Forum shall maintain all records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1



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thereunder. The books and records pertaining to the Trust that are in possession of Forum shall be the property of the Trust. The Trust and the Administrator, or the Trust's authorized representatives, shall have access to such books and records at all times during Forum's normal business hours. Upon the reasonable request of the Administrator, copies of any such books and records shall be provided promptly by Forum to the Trust, the Administrator or the Trust's authorized representatives at the Administrator's expense. In the event the Administrator designates a successor that shall assume any of Forum's obligations hereunder, Forum shall, at the expense and direction of the Administrator, transfer to such successor all relevant books, records and other data established or maintained by Forum under this Agreement.

         (e) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Offering Memorandum or any provision of the 1940 Act. In connection with the subject matter of this Agreement, except with respect to Forum's duties as set forth in this Section 2 and except as otherwise specifically provided herein, as between the Administrator and Forum, the Administrator assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act, the 1934 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. The parties acknowledge and agree that affiliates of Forum may have separately contracted with the Trust to provide other services to the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         (f) In order for Forum to perform the services required by this Section 2, the Administrator (i) shall cause all service providers to the Trust (other than those service providers affiliated with Forum) to furnish any and all information to Forum, and assist Forum as may be required and (ii) shall ensure that Forum has access to all records and documents maintained by the Trust or any service provider to the Trust (other than those service providers affiliated with Forum).

         SECTION 3.  STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

         (a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Administrator or the Trust for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement.

         (b) The Administrator agrees to indemnify and hold harmless Forum, its employees, agents, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as



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amended (the "1934 Act") ("Forum Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (a "Forum Claim"). The Trust shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Forum Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Corporation written notice of and reasonable opportunity to defend against the Forum Claim in its own name or in the name of the Forum Indemnitee.

         (c) Forum agrees to indemnify and hold harmless the Administrator, its employees, agents, management committee members, officers, and managers ("Administrator Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) Forum's actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d), or (ii) any breach of Forum's representations set forth in Section 4 (a "Administrator Claim"). Forum shall not be required to indemnify any Administrator Indemnitee if, prior to confessing any Administrator Claim against the Administrator Indemnitee, the Administrator or the Administrator Indemnitee does not give Forum written notice of and reasonable opportunity to defend against the Administrator Claim in its own name or in the name of the Administrator Indemnitee.

         (d) Neither Forum nor any other Forum Indemnitee shall be liable for any action taken or failure to act in reasonable and good faith reliance upon, and shall be indemnified by the Administrator for any action taken or omitted by it in reasonable reliance upon:

         (i) the advice of the Administrator or of counsel to the Administrator;

         (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board or by the Administrator to give such oral instruction. Provided that Forum has such reasonable belief, Forum shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

         (iii) any written instruction or certified copy of any resolution of the Board, and Forum may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Forum to have been validly executed; or

         (iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Forum to be genuine and to have been signed or presented by the Administrator or other proper party or parties;



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and no Forum Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

         (e) Forum shall not be liable for the errors of other service providers to the Administrator or the Trust or their systems, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Forum) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust. This section 3(e) shall not prohibit the Trust or the Administrator from making a claim against an affiliate of Forum under any agreement between such affiliate and such part(ies).

         (f) Forum shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Forum shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Forum under its insurance coverage.

         SECTION 4.  REPRESENTATIONS AND WARRANTIES

         (a)      Forum represents and warrants to the Administrator that:

         (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

         (ii) It is duly qualified to carry on its business in the State of Maine;

         (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

         (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

         (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.



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         (b) The Administrator represents and warrants to Forum that:

         (i) It is a limited liability company duly organized and existing and in good standing under the laws of Delaware;

         (ii) It is empowered under applicable laws and by its limited liability company agreement to enter into this Agreement and perform its duties under this Agreement;

         (iii) All requisite corporate or other proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (iv) The Trust is a closed-end management investment company registered under the 1940 Act and the Trust has filed and will maintain in effect a registration statement to such effect; and

         (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         SECTION 5.  COMPENSATION AND EXPENSES

         (a) In consideration of the administrative services provided by Forum pursuant to this Agreement, the Administrator shall pay Forum, with respect to each Class of each Fund the fees set forth in Appendix B hereto.

         The fees payable for the services listed in clause (i) of Appendix B hereto shall be payable monthly in arrears within fifteen (15) business days following receipt of the respective billing notice for services performed during the prior calendar month. If fees payable for the services listed in clause (i) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Within fifteen (15) days after the termination of this Agreement with respect to a Fund, the Administrator shall pay to Forum such compensation relating to such Fund as shall be payable prior to the effective date of such termination.

         Nothing in this Agreement shall require Forum to perform any of the services listed in Section 2(a)(xxix), if such services are performed by the Fund's independent accountants.

         In the event that any of the legal services identified in Appendix C hereto are provided to the Administrator or the Trust by personnel of the legal department of Forum, they will be provided at no additional charge to the Administrator except those matters designated as Special Legal Services, as to which Forum may charge, and the Administrator shall pay an additional

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amount as reimbursement of the reasonable costs of Forum providing such services. Reimbursement shall be payable monthly in arrears fifteen (15) days after the bill is received for services performed under this Agreement during the prior calendar month. Nothing in this Agreement shall require Forum to provide any of the services listed in Appendix C hereto, if such services are performed by an outside vendor.

         (b) In connection with the services provided by Forum pursuant to this Agreement, the Administrator, on behalf of each Fund, agrees to reimburse Forum for the expenses set forth in Clause (ii) of Appendix B hereto. Reimbursements shall be payable as incurred. Should the Administrator exercise its right to terminate this Agreement, the Administrator shall reimburse Forum for all reasonably incurred out-of-pocket expenses and reasonable employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities; provided, however, that, notwithstanding anything herein to the contrary, the Administrator shall have no obligation to reimburse Forum for such expenses and employee time if the Administrator has terminated this Agreement because Forum has been negligent in its actions (or omissions to act) taken in its performance of its obligations under this Agreement.

         (c) Notwithstanding anything in this Agreement to the contrary, Forum and its affiliated persons may receive compensation or reimbursement from the Administrator with respect to: (i) the provision of services on behalf of the Funds in accordance with any Plan or Service Plan; (ii) the provision of shareholder support or other services; (iii) service as a director or officer of the Administrator; and (iv) services to the Administrator, which may include the types of services described in this Agreement, with respect to the creation of any Fund and the start-up of the Fund's operations.

         (d) Forum shall not be responsible for and will not assume the obligation for payment of the expenses of the Administrator or the Trust, including: (i) the fees payable to each investment adviser under an agreement between the investment adviser and the Corporation; (ii) expenses of issue, repurchase and redemption of Shares; (iii) interest charges, taxes and brokerage fees and commissions; (iv) premiums of insurance for the Administrator or the Trust, the Trustees and officers and fidelity bond premiums; (v) fees, interest charges and expenses of third parties, including the Administrator's or the Trust's counsel, independent accountants, custodians, transfer agents, dividend disbursing agents and fund accountants; (vi) fees of pricing, interest, dividend, credit and other reporting services; (vii) costs of membership in trade associations; (viii) telecommunications expenses; (ix) funds transmission expenses; (x) auditing, legal and compliance expenses; (xi) costs of forming the Trust and maintaining its existence; (xii) costs of preparing, filing and printing the Trust's Offering Memorandum, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiii) expenses of meetings of shareholders and proxy solicitations therefor; (xiv) costs of reproduction, stationery, supplies and postage; (xv) fees and expenses of the Trust's Trustees and officers; (xvi) costs of other personnel (who may be employees of the investment adviser, Forum or their respective affiliated persons) performing services for the Administrator or the Trust; (xvii) costs of Board, Board committee, and other corporate meetings; (xviii) SEC registration fees and related expenses (if applicable);
(xix) state, territory or foreign securities laws exemption filing or registration fees and related expenses; and (xx) all fees and expenses paid by the Trust related to the distribution of its Shares.

         SECTION 6.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

         (a) This Agreement shall become effective with respect to each Fund or Class on the earlier of the date on which the Trust's Registration Statement relating to the Shares of the Fund or Class becomes effective or the date of the commencement of investment operations of the Fund or Class. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

         (b) This Agreement shall continue in effect with respect to a Fund until terminated.

         (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on sixty (60) days' written notice to Forum or (ii) by Forum on sixty (60) days' written notice to the Trust. Subject to the immediately preceding sentence, any termination shall be effective as of the date specified in the notice. Upon notice of termination of this Agreement by either party, Forum shall promptly transfer to the successor transfer agent, if any, the original or copies of all books and records maintained by Forum under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out the successor transfer agent's responsibilities.

         (d) The provisions of Sections 2(d), 3, 5, 6(d), 6(e), 8, 12, and 13 shall survive any termination of this Agreement.

         (e) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Forum or the Administrator except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 7.  ADDITIONAL FUNDS AND CLASSES

         In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement, provided, however, that either Forum or the Administrator may elect not to make any such series or classes subject to this Agreement, which election must be made in writing to the other party.

         SECTION 8.  CONFIDENTIALITY

         Forum agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may with the consent of the Trust:

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information (i) as approved in writing by the Administrator, which approval shall not be unreasonably withheld and may not be withheld where Forum will (in its reasonable opinion) be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Forum shall seek the approval of the Administrator as promptly as possible so as to enable the Administrator to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Administrator.

         SECTION 9.  FORCE MAJEURE

         Neither Forum nor the Administrator shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

         In addition, to the extent Forum's obligations hereunder are to oversee or monitor the activities of third parties (other than those that are affiliates of Forum), Forum shall not be liable for any failure or delay in the performance of Forum's duties caused, directly or indirectly, by the failure or delay of such third parties that are not affiliates of Forum in performing their respective duties or cooperating reasonably and in a timely manner with Forum.

         SECTION 10.  ACTIVITIES OF FORUM

         (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         (b) Forum may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve Forum of any of its responsibilities hereunder and Forum shall be as fully responsible to the Administrator for the acts and omissions of any sub-contractor as Forum is for its own acts and omissions. Forum may pay those persons for their services, but no such payment will increase Forum's compensation or reimbursement of expenses from the Administrator.

         (c) Without limiting the generality of the Sections 10(a) and (b), the Administrator acknowledges that certain legal services may be rendered to it by lawyers who are employed by Forum or its affiliates and who render services to Forum and its affiliates. A lawyer who renders such services to the Administrator, and any lawyer, who supervises such lawyer, although employed generally by Forum or its affiliates, will have a direct professional attorney/client relationship with the Administrator. Those services for which such a direct relationship may exist are listed in Appendix C hereto. Each of Forum and the Administrator hereby consents to the simultaneous representation by such lawyers of both Forum and the Administrator, and waives any general conflict of interest existing in such simultaneous representation. Furthermore, the Administrator agrees that, in the event such lawyer ceases to represent the Administrator, whether at the request of the Administrator or otherwise, the lawyer may continue thereafter to represent Forum, and the Administrator expressly consents to such continued representation.

         SECTION 11.  COOPERATION WITH INDEPENDENT ACCOUNTANTS

         Forum shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         SECTION 12.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The managers of the Administrator and the members of the Administrator shall not be liable for any obligations of the Administrator under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Administrator in settlement of such rights or claims, and not to the managers or members of the Administrator.

         SECTION 13.  MISCELLANEOUS

         (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

         (b) Except for Appendix A to add new Funds and Classes in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto, and supersedes any prior agreement, with respect to the subject matter hereof, whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Forum and Administrator and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

         (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Corporation are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

         (k) No affiliated person, employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

         (l) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (m) The terms "affiliated person" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                             UNDISCOVERED MANAGERS, LLC


                                             By:   /s/ Mark P. Hurley
                                                 -------------------------------
                                                       Mark P. Hurley
                                                       Chairman & CEO


                                             FORUM ADMINISTRATIVE SERVICES, LLC


                                             By:   /s/ Lisa J. Weymouth
                                                 -------------------------------
                                                       Lisa J. Weymouth
                                                       Director

                               UM INVESTMENT TRUST
                          SUB-ADMINISTRATION AGREEMENT

                                   APPENDIX A


                               FUNDS OF THE TRUST:

                             UM Multi-Strategy Fund

                              CLASSES OF THE TRUST:











                                      -A1-

                               UM INVESTMENT TRUST
                          SUB-ADMINISTRATION AGREEMENT

                                   APPENDIX B


                                FEES AND EXPENSES

(i)      PER FUND ASSET CHARGE AS AN ANNUALIZED PERCENTAGE OF DAILY NET ASSETS:

         o   0.10% (10 basis points) on first $30 million.
         o 0.05% (5 basis points) on assets between $30 million and $200 million.
         o   0.025% (2.5 basis points) on assets over $200 million.
         o   Subject to a $3,000 per month minimum.

(ii)     OUT-OF-POCKET EXPENSES

         The Trust, on behalf of the applicable Fund, shall reimburse Forum for all reasonable out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the reasonable cost of (or appropriate share of the cost of): (i) telecommunications expenses, (ii) costs of reproduction, stationary, supplies and postage, (iii) costs of preparing, filing and printing the Trust's offering documents, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial, (iv) expenses of meetings of shareholders and proxy solicitations therefor, (v) SEC registration fees and related expenses, and (vi) state, territory or foreign securities laws notice and/or registration fees and related expenses.








                                      -B1-

                               UM INVESTMENT TRUST
                          SUB-ADMINISTRATION AGREEMENT

                                   APPENDIX C
                                 LEGAL SERVICES


1. Advise the Administrator and the Trust on compliance with applicable U.S. laws and regulations with respect to matters that are within the ordinary course of the Trust's business.

2. Advise the Administrator and the Trust on compliance with applicable U.S. laws and regulations with respect to matters that are outside the ordinary course of the Trust's business (*).

3.       Liaison with the SEC.

4.       Draft correspondences to SEC and respond to SEC comments.

5.       Liaison with the Administrator or the Trust's outside counsel.

6.       Provide attorney letters to the Trust's auditors.

7. Assist outside counsel to the Administrator or the Trust in the preparation of exemptive applications, no-action letters, prospectuses, Forms N-2 and proxy statements and related material.

8. Prepare exemptive applications, no-action letters, prospectuses, Forms N-2 and proxy statements and related material, and draft correspondences to SEC and respond to SEC comments with respect thereto(*).

9.       Prepare prospectus supplements.

10. Prepare and/or review agendas and minutes for and respond to inquiries at board and shareholder meetings regarding applicable U.S. laws and regulations.

11. Prepare and/or review agreements between the Trust and any third parties.

Note:  Items designated with an (*) are Special Legal Services.



                                      -C1-